Schedule A

PROSHARES TRUST ADVISORY AND MANAGEMENT FEE WAIVER AND

REIMBURSEMENTAGREEMENT

Period:

October 1, 2026 – September 30, 2027

Advisory and
Fund Name	Management	Waiver/Reimbursement*
Fee per

Agreement
ProShares Ether ETF
ProShares Short Ether ETF		Interest expense on reverse

ProShares Bitcoin & Ether Market Cap	0.95%	repurchase agreements and
net FCM fees
Weight ETF

ProShares Bitcoin & Ether Equal Weight ETF
PROSHARE ADVIORS LLC	PROSHARES TRUST
a Maryland limited liability company	a Delaware statutory trust
/s/ Michael L. Sapir	By:	/s/ Todd B. Johnson
By: _______________
Michael L. Sapir	Todd B. Johnson
Chief Executive Officer	President

Adopted: September 11, 2023

Amended: September 16, 2024

September 16, 2025

September 15, 2026

*The Adviser shall waive a portion of its Advisory and Management Fee or make any additional payments to the extent necessary to reimburse the amount of any interest expenses incurred with an investment in reverse repurchase agreements and/or any net fees charged by futures commission merchants (“FCMs”) relating to deposits held at the FCM for the purpose of trading futures contracts. It is possible the 0.95% reflected above could be exceeded by certain other expenses not assumed by the Adviser pursuant to the Advisory and Management Agreement.